Exhibit 4.14

WISESAT.SPACE HOLDINGS corp. (as the Company) and [NAME of director] (as Director)

dIRECTOR indemnity aGREEMENT

Contents

1	Interpretation	1

2	Appointment of Director	2

3	Company Undertakings	2

4	Liability and Indemnity	3

5	Miscellaneous	4

6	Notices	6

7	Jurisdiction	7

8	Governing Law	7

i

THIS AGREEMENT is dated	and is made

BETWEEN

1	wisESAT.SPACE HOLDINGS cORP., a company incorporated under the laws of the British Virgin Islands with registered number 2190784 and whose registered office is at Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands (the Company)

2	[NAME of DIRECTOR], [ ] (the Director).

BACKGROUND

A	The Company wishes to indemnify the Director on the terms set out in this Agreement.

B	The continued service by the Director to the Company is contingent upon the Company indemnifying the Director on the terms set out in this Agreement.

IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

In this Agreement:

Act means the BVI Business Companies Act, Revised Edition 2020.

Business Day means every day that is not a Saturday, a Sunday or a recognised public holiday in the country of intended receipt of a communication under this Agreement.

1.2	Construction

In this Agreement, references to:

(a)	a director has the meaning given to such term in the Act;

(b)	law includes rules of common law and equity as well as any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it;

(c)	a party means a party to this Agreement;

(d)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(e)	unlawful means prohibited or restricted by law or regulation in any relevant jurisdiction or by international sanctions;

(f)	US$ means the lawful currency of the United States of America;

(g)	a Clause or a Schedule is a reference to a clause or a schedule to this Agreement unless otherwise stated;

(h)	the singular includes the plural and vice versa; and

(i)	the index to and headings in this Agreement are for convenience only and shall be ignored in the interpretation of this Agreement.

2	Appointment of Director

The Director was appointed a director of the Company on [DATE].

3	Company Undertakings

3.1	Information

(a)	The Company undertakes and confirms that it shall supply all relevant information, records and financial information to the Director which is necessary (in the opinion of the Director) for the Director to discharge his duties and responsibilities as a director of the Company. The Company undertakes that it will immediately make available to the Director any further relevant information which may be requested by the Director.

(b)	The Company shall procure that the Director is provided with complete and accurate information relating to the business and affairs of the Company which, in the opinion of the Director is necessary to enable the Director to perform its duties as a director of the Company to the standard imposed by this Agreement, the Act, and the applicable laws.

(c)	If the Director is not the only director of the Company, the Company agree and undertake to ensure that the Director shall be kept fully and promptly informed of all relevant matters concerning the Company.

3.2	Good conduct

The Company shall provide all necessary assistance to ensure and procure that the Director shall at all times and in a timely manner obtain all advice to ensure his activities and affairs are carried out so to comply with all applicable laws.

3.3	D&O Insurance

Where commercially feasible D&O insurance may be considered and any such consideration will be undertaken on a case by case basis and as agreed between the parties.

3.4	Professional advice

The Director shall be entitled to procure professional advice (including legal advice) or services at any time when such advice or services may reasonably be required. The costs and expenses of such services shall be paid by the Company.

4	Liability and Indemnity

4.1	Duty and liability

The Director shall use proper skill and care in carrying out his duties and obligations while a director of the Company PROVIDED HOWEVER that the Director shall not be liable for any loss suffered by the Company in connection therewith unless such loss arises from gross negligence, wilful default or fraud in performance of his duties and obligations as a director of the Company.

4.2	Indemnity

The Company hereby indemnifies and holds harmless the Director:

(a)	against any losses, liabilities, costs, claims, actions, demands or expenses which the Director may incur or which may be made against the Director as a result of or in connection with actions taken in Director’s official capacity as a director, officer, employee or other agent of the Company, or in connection with actions taken in the Director’s official capacity while serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except such as may result from the Director’s own wilful default, gross negligence or bad faith; and

(b)	to the fullest extent authorised or permitted by the provisions of the Company’s Memorandum and Articles of Association and the laws of the British Virgin Islands, as the same may be amended from time to time (but, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company’s Memorandum and Articles of Association and the laws of the British Virgin Islands permitted prior to adoption of such amendment), in connection with actions taken in the Director’s official capacity as a director, officer, employee or other agent of the Company, or in connection with actions taken in the Director’s official capacity while serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

4.3	Limits to indemnity

In relation to the indemnity granted above:

(a)	no indemnity shall be paid by the Company under this Clause unless the Director acted honestly and in good faith and, in the case of any criminal proceedings, the Director had no reasonable cause to believe that his conduct was unlawful;

(b)	the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the Director did not act honestly and in good faith or that the Director had reasonable cause to believe that its conduct was unlawful;

(c)	if the Director has been successful in defence of any proceedings referred above, the Director shall be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the Director in connection with the proceedings irrespective of the above provisions; and

(d)	no indemnity shall be paid by the Company under this Clause for which payment is actually made to the Director under a valid and collectible insurance policy or under another valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement.

4.4	Expenses

(a)	Subject to paragraph (b) below, if legal proceedings are brought against the Director in connection with any matter or activity for which the Director reasonably believes such matter or activity would benefit from indemnification under this Agreement, the Company shall advance, promptly following a request by the Director, an amount to cover all expenses incurred or likely to be incurred by the Director in relation to such proceedings;

(b)	The Company will only be required to comply with paragraph (a) above to the extent it has received an undertaking by or on behalf of the Director to repay said amounts if it shall be determined ultimately that the Director is not entitled to be indemnified under the provisions of this Agreement, the Company’s Memorandum and Articles of Association and the laws of the British Virgin Islands.

4.5	Survival of Rights

(a)	The rights conferred on the Director under this Agreement shall continue after the Director has ceased to be a director, officer, employee or other agent of the Company or to serve at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but shall only be enforceable with respect to the period of time the Director actually served as a director, officer, employee or other agent of the Company or served at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of the Director’s heirs, executors and administrators.

(b)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

5	Miscellaneous

5.1	Entire agreement

(a)	This Agreement (and any documents referred to in it) contains the whole agreement between the parties relating to the matters contemplated by this Agreement and supersedes all previous understandings and agreements between the parties relating to these transactions.

(b)	Each party acknowledges that, in entering into this Agreement, it does not rely on any statement, representation, assurance or warranty of any person (whether a party or not) other than as expressly set out in this Agreement.

5.2	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

5.3	Delay

No delay or omission on the part of any party in exercising any right, power or remedy provided by the law of any jurisdictions or under this Agreement shall:

(a)	impair such right, power or remedy; or

(b)	operate as a waiver thereof.

5.4	Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5.5	Amendments and waivers

This Agreement may only be amended by an instrument in writing signed by each. No waiver of any right or rights arising under this Agreement shall be effective unless such waiver is in writing and signed by the party whose rights are being waived.

5.6	Language

All documents and notices provided or given in connection with this Agreement shall be in English.

5.7	Assignment

(a)	No party may assign or transfer its rights and/or obligations arising under, out of or in connection with this Agreement to any other person without the prior written consent of of the other parties. No party may create any security interest over its rights arising under or in connection with this Agreement.

(b)	Notwithstanding Clause 5.7(a) above, the obligations of the Company shall bind its legal representatives, assigns and successors.

5.8	Confidentiality

(a)	The Director will treat as confidential any information relating to the business, finances and ownership of the Company or its directors and officers which it obtains in the course of acting as a director of the Company and will not disclose such information except: (i) with the consent of a director, officer or intermediary of the Company, (ii) as required by law or order of any court, or (iii) where such information is already in the public domain.

(b)	The Company accepts and acknowledges:

(i)	the obligations of the Director to make filings with and disclosure to the Registry of Corporate Affairs and other governmental and regulatory authorities of the British Virgin Islands pursuant to the provisions of British Virgin Islands law, including the Act.

(ii)	that the Director may make disclosure to any request received from any overseas governmental or regulatory authorities which appears to be genuine and lawful.

(iii)	the obligations of the Director to comply with applicable anti money laundering legislation in the British Virgin Islands.

6	Notices

6.1	Communication in writing

A notice or other communication given to a party under or in connection with this Agreement:

(a)	shall be signed by or on behalf of the party giving it;

(b)	shall be sent for the attention of the person, at the e-mail address or physical address specified in Clause 6.2 below;

(c)	e-mail notices shall be by e-mail text and may include a word or portable document format (PDF) attachment which shall be deemed part of the notice; and

(d)	shall be delivered personally, sent by commercial courier, or sent by e-mail.

6.2	Addresses

Any notice or other communication served under this Agreement shall be addressed as follows:

(a)	Director:

(i)	address:	[●]

(ii)	e-mail	[●]

(b)	The Company:

(i)	address:	Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland

(ii)	for the attention of:	Mr. David Briffod

(iii)	e-mail:	dbriffod@wisekey.com

cc: legal@wisekey.com

6.3	Delivery

(a)	If a notice or other communication has been properly sent or delivered in accordance with this Clause, it will be deemed to have been received as follows:

(i)	if delivered personally, at the time of delivery; or

(ii)	if delivered by commercial courier, at the time of signature of the courier’s receipt; or

(iii)	if sent by e-mail, at the time of electronic transmission to the required e-mail address or addresses.

(b)	For the purposes of this Clause all times are to be read as local time in the place of deemed receipt and if deemed receipt under this Clause is not between 9.00 am and 5.00 pm on a Business Day, the notice or other communication is deemed to have been received on the next Business Day.

7	Jurisdiction

The courts of the British Virgin Islands shall have jurisdiction to hear and determine any action, suit or proceeding, and settle any disputes, relating to this Agreement and each party accordingly submits to the jurisdiction of the British Virgin Islands courts.

8	Governing Law

This Agreement is governed by British Virgin Islands law.

This Agreement is entered into the date first above written.

EXECUTION PAGE

The parties have executed this agreement on the day and year first above written

Company

Executed as a Deed by	)
WISESAT.SPACE HOLDINGS CORP	)
)
acting by its duly authorised director	)	(Director)

acting by its duly authorised director	)	(Director)

Director

Executed by [Name of Director]	)
	)	(Director)